[Notarization required]
Shareholders‘ Agreement
relating to
PRETTL Electronics Automotive GmbH

Parties
1.PRETTL Electronics GmbH, a limited liability company under the laws of Germany, with business address at Robert-Bosch-Strasse 10, 01454 Radeberg, Germany, registered with the commercial register at the local court of Dresden under HRB 34431,
- hereinafter the “Existing Shareholder” –
and
2.Ideanomics, Inc., a Nevada corporation, with business address at 1441 Broadway, Suite 5116, New York, NY 10018, USA,
- hereinafter the “Investor” -
and
3.PRETTL Electronics Automotive GmbH, a limited liability company under the laws of Germany, with business address at Robert-Bosch-Strasse 10, 01454 Radeberg, Germany, registered with the commercial register at the local court of Dresden under HRB 40004,
- hereinafter the “Company” -
- Parties No. 1 and 2 hereinafter individually a “Shareholder” and, collectively, the “Shareholders” -
- Parties No. 1 through 3 hereinafter individually a “Party” and, collectively, the “Parties” -

I.Preliminary Remarks
1Facts
1.1The object of the Company is development, manufacture, sales and service of electronic and electromechanical products, systems and equipment for the automotive, energy, industrial, communications and medical technology sectors. (“Business”).
1.2The Existing Shareholder is currently the sole shareholders of the Company holding the Company’s entire share capital (Stammkapital) of DEM 51,000 (German Marks (DEM) fifty one thousand), represented by one share with serial number one and a nominal value of DEM 51,000.
1.3In the course of this Financing Round (as defined below) the current share capital will be converted to Euro and split in multiple shares with a nominal value of EUR 1.00 each. After the conversion and the split the Company’s share capital will amount to EUR 26,076 (Euro twenty six thousand, seventy six) and be represented by 26,076 shares with a nominal value of EUR 1,00 each (“Common Shares”).
1.4In order to raise an equity financing, the Investor has, pursuant to the Investment Agreement concluded on the date hereof (deed-roll No. [●] of the notary [●], [●]; the “Investment Agreement”), agreed to invest into the Company, (i) by subscribing to newly issued preferred shares and (ii) by making cash contributions into the Company in an amount of EUR 7,499,712.38 (Euro seven million four hundred ninety nine seven hundred twelve and thirty eight cents) in total, all of the foregoing pursuant to the terms and conditions as set forth in the Investment Agreement.
1.5The Parties intend to continue to develop the Company and the Business on the basis of jointly developed business plans and a constructive, trustful and cooperative relationship in the interest of a long-term strategic partnership.
1.6The Parties intend to agree to enter into this shareholders’ agreement (hereinafter, including its Annexes, the “Shareholders’ Agreement”).
NOW, THEREFORE, the Parties agree as follows:
2Definitions
Throughout this Shareholders’ Agreement, certain words and expressions have been defined to carry specific meaning. Such words and expressions shall have the meaning ascribed to them in such definitions. Hereafter is an index of these definitions:

Acquisition Limit	12	Limited Liability Companies Act	6
Advisory Board	17	Lower Price	16
Affiliate(s)	6	Management Board	17
Anti-Dilution Capital Increase	16	Other Shareholder(s)	11
Business	4	Part(y/ies)	2
Business Day	6	Prospective Acquirer	11
Civil Code	6	Purchase Statement	12
Commercial Code	6	Put Exercise Notice	17
Common Shares	4	Put Option	17
Company	2	Sale Shares	11
Dilution Protection Shares	16	Selling Shareholder	11
Down Round	16	Shareholder(s)	2
Existing Shareholder	2	Shareholders’ Agreement	4
Future Equity Financing	15	Signing Date	6
Holders of Preferred Shares	6	Stock Corporation Act	7
Investment Agreement	4	Takeover Act	7
Investor	2	Transfer Notice	11

In addition to the terms previously listed and defined throughout this Investment Agreement, except where the context requires a different interpretation, the words and expressions set out below shall have the following meaning or the meaning given to them in this Agreement:

Affiliate(s)
means any other person or entity who or which, directly or indirectly, controls, is controlled by, or is under common control with the respective Party, including without limitation any stockholder, partner, officer, director, member or fund manager of such Party and any of their relatives pursuant to Section 15 German Revenue Code (§ 15 AO) and any investment company, equity fund or source of investment capital now or hereafter existing that is managed or advised or controlled by or under common control with one or more general partners or managing members of, or shares the same management company or advisory company with such Party and the Prettl Privatstiftung.

Anti-Dilution Capital Increase	has the meaning as set forth in Section 12.1.

Business Day	means any day (other than a Saturday, Sunday or legally recognized public holiday in Frankfurt am Main) on which banks in Frankfurt am Main are open for non-automated business.

Civil Code	means the German Civil Code (Bürgerliches Gesetzbuch (BGB)).

Commercial Code	means the German Commercial Code (Handelsgesetzbuch (HGB)).

Holders of Preferred Shares	means all holders of Preferred Shares that are Parties to this Shareholders’ Agreement; each a Holder of Preferred Shares.

Limited Liability Companies Act	means the German Limited Liability Companies Act (GmbHG).

Preferred Share(s)
means the 11,175 preferred shares (Vorzugsgeschäftsanteile) with serial numbers 26,078 through 37,252 as well as all other shares issued by the Company as Preferred Shares from time to time (including after a split or consolidation of such shares); each a Preferred Share.

Signing Date	means the date on which this Shareholders’ Agreement is notarized.

Stock Corporation Act	means the German Stock Corporation Act (Aktiengesetz (AktG)).

Takeover Act	means the German Securities Takeover Act (Wertpapierübernahmegesetz (WpÜG)).

Transformation Act	means the German Transformation Act (Umwandlungsgesetz (UmwG)).

II.Shareholders’ Agreement
3Consent Requirements for Certain Shareholders’ Resolutions
3.1In addition to any statutory matters and those matters set forth in this Shareholders’ Agreement and the Articles of Association, the following matters in particular require a resolution by the shareholders’ meeting with a majority of at least 75 % of the votes cast unless such measures are set forth in the Company’s annual budget that has been adopted by a shareholders’ resolution for the relevant financial year and the development budget attached hereto as Annex 3.1, in which case a shareholders’ approval shall not be required:
a)Approval of the Company’s annual budget;
b)any reorganization within the meaning of section 1 Transformation Act (Umwandlungsgesetz);
c)winding-up and/or liquidation of the Company;
d)(i) application for the opening of insolvency procedures or protective screen procedures (Schutzschirmverfahren) relating to the Company (unless a duty to file for insolvency exists under applicable statutory law) and (ii) non mandatory filing for insolvency proceedings or any application under the German Stabilization and Restructuring Framework Act for Companies (Gesetz über den Stabilisierungs- und Restrukturierungsrahmen für Unternehmen – StaRUG), if applicable;
e)amendments of the Articles of Association, including capital increases (in particular capital increases from authorized capital), capital decreases and other capital measures including the issuance of subscription rights, as well as all other resolutions which are, according to statutory law, subject to a qualified majority;
f)creating any new class or series of shares having rights, preferences or privileges senior to or on a parity with Preferred Shares;
g)altering or changing the rights, preferences or privileges of Preferred Shares other than by creating a new class or series of shares;
h)any grant of rights or issuance of instruments with a right to convert into or exchange for shares in the Company (e.g., convertible loans or convertible bonds);
i)conclusion, amendment and termination of enterprise agreements (Unternehmensverträge) within the meaning of section 291 et. seq. Stock Corporation Act, as well as of agreements which may cause a major restriction of the Company’s entrepreneurial freedom and activity;
j)sale or other disposal of the Company’s assets as a whole or a material portion thereof (excluding assets with regard to the working capital in the ordinary course of business), if these assets exceed an amount of EUR 100,000.00 per business year or if these assets are material Company assets;
k)acquisition and sale of own shares by the Company (Erwerb und Veräußerung eigener Geschäftsanteile);
l)approval of dispositions (Verfügungen) of shares or parts of shares in the Company, including any transfer, pledge or other encumbrance, establishment of a usufruct, implementation and termination of a trust relationship or a sub-participation as well as any other legal transactions and measures, in particular in accordance with the Transformation Act, equaling a transfer from an economical perspective;
m)resolutions regarding and in connection with the redemption (Einziehung) of shares in the Company;
n)approval of the annual financial accounts, appropriation of the annual results, allocation of profits into reserves of the Company, decreasing or increasing of reserves of the Company, distribution of dividends including interim dividends as well as any other distributions of any kind to shareholders of the Company except as otherwise set out in this Shareholders’ Agreement;
o)decisions on audit requirements (including any waiver of such audit requirements) as well as the appointment of the Company’s auditor;

p)establishment and dissolution of an advisory board (Beirat), any amendments of its size, rights and competences as well as the adoption, amendment and suspension of rules of procedure for the advisory board (Beirat);
q)adoption, amendment and cancellation of rules of procedure (Geschäftsordnung) for the management board (Geschäftsführung) of the Company;
r)granting approval to measures and transactions of the Company’s management board (Geschäftsführung) requiring approval pursuant to (i) the Articles of Association, (ii) the rules of procedure for the Company’s management board (Geschäftsführung), and/or (iii) this Shareholders’ Agreement;
s)determining the numbers of managing directors, appointment and dismissal of managing directors; conclusion, amendment and termination of managing director service agreements (including release from their work for the Company, approval of any secondary employment and waiver of any statutory and/or (post-) contractual non-compete obligations) as well as the making and receipt of declarations on behalf of the Company with regard to these service agreements; exemption of managing directors from the restrictions of section 181 Civil Code, revocation of such exemptions as well as granting managing directors sole and joint powers of representation, except as otherwise set out in this Shareholders’ Agreement;
t)discharge (Entlastung) of the members of the management board (Geschäftsführung); and
u)implementation of an employee incentive or similar plan at the Company under which employees and/or advisors of the Company and/or other persons or entities may be granted virtual or actual shares or virtual or actual options, as well as any further amendment (in particular with respect to content and volume) to an existing employee incentive or similar plan.
3.2The Parties agree that the consent requirements pursuant to Section 3.1 above shall also apply to all direct and indirect affiliated companies (verbundene Unternehmen) of the Company pursuant to section 15 et. seq. of the Stock Corporation Act and the Company shall ensure and safeguard at all times the proper implementation of such consent requirements at the respective level.
3.3Further requirements for shareholders’ resolutions under mandatory law or under the Articles of Association remain unaffected.
4Information Rights
4.1The Company shall provide to each Shareholder:
4.1.1If not otherwise required by law, unaudited annual financial statements of the Company within ninety (90) calendar days after the end of each business year;
4.1.2for each quarter a reporting package to include unaudited monthly management accounts and a cash-flow analysis;
4.1.3at least forty-five (45) calendar days prior to the end of each business year a detailed operating and capital budget in respect of the next business year.
4.2Section 51a Limited Liability Companies Act remains unaffected.
5Share Transfer Restrictions, Lock-Up, Assignment of rights an obligations
5.1In order to ensure that shares in the Company are solely transferred in compliance with this Shareholders’ Agreement, the transferability of shares in the Company is restricted (vinkuliert) and any disposal of shares in the Company requires the approval of the shareholders’ meeting by way of shareholders’ resolution in accordance with section 3.1l) of this Shareholders’ Agreement and section 9 of the Articles of Association in order to be effective. Such approval is to be granted if all applicable provisions relating to the transfer of shares in the Company under this Shareholders’ Agreement are being complied with and has to be denied otherwise.
5.2Sections 5.1 sentence 1 applies mutatis mutandis to any transfer of the economic interest or benefit of shares in the Company, e.g., by way of implementation and termination of trust (Treuhand), sub-participation (Unterbeteiligung), a silent partnership (stille Beteiligung), profit participation (Gewinnbeteiligung), voting trust agreements (Stimmbindungsvereinbarung) or similar legal arrangements, as well as to any encumbrance, pledge, establishment of a usufruct or other disposal

(Verfügung) of shares or any assignment of the administrative rights resulting from the company shares as well as the transfer of these rights for the sake of exercising them as well as any other legal transactions and measures, in particular in accordance with the Transformation Act, equaling a transfer from an economical perspective.
5.3Any rights and/or obligations under this Sharesholders’ Agreement may not be assigned and transferred, in whole or in part, and no rights to any rights hereunder may be granted to other parties without the prior written approval of the other Party hereto, except for any transfers and/or assignments to an Affiliate that do not request the consent of the other Party.
5.4The Shareholders undertake to exercise their voting rights in a shareholders’ meeting in such way that the provisions set forth in this Section 5 will be observed accordingly.
6Protection against Indirect Share Transfers
6.1The Existing Shareholder hereby guarantees to the Investor by way of an independent guarantee (selbstständiges Garantieversprechen) pursuant to section 311 (1) Civil Code that the shares in the Existing Shareholder are being held as follows:

Shareholder	Total Nominal Value	Serial Numbers	Partizipation in %
PRETTL Beteiligungs Holding GmbH	1,657,500.00	1 – 1,657,500	51
Prettl Industrie Holding GmbH	1,592,500.00	1,657,501 – 3,250,000	49
Total	3,250,000	1- 3,250,000	100
Other than this Shareholders’ Agreement and the Company’s articles of association, there are no trust agreements, sub-participations or other agreements with possible effects on the legal and/or economic ownership of the shares in the Existing Shareholders.
6.2Any transfer of shares in the Existing Shareholder to a competitor of the Company shall be invalid without an approving shareholders’ resolution, taken with a majority of 75% of the votes cast. For the purposes of this section, competitor is any company, entity or person listed in Annex 6.2, which shall be reviewed updated by the Parties as reasonably necessary, but at least annually. Such approval shall in any case be granted in case of a transfer to an Affiliate. In case of a breach of this obligation the shares held by Existing Shareholder in the Company may be redeemed in accordance with section 10 of the Articles of Association. The Existing Shareholder herewith declares its consent to such redemption.
7Transfer Notice
7.1If any Shareholder intends to transfer (including by way of a swap or contribution) its shares in the Company in whole or in part with or without consideration (such Shareholder the “Selling Shareholder” and the shares in the Company intended to be transferred by the Selling Shareholder the “Sale Shares”) to another Shareholder or a third party (“Prospective Acquirer”), then the Selling Shareholder is obliged to inform all other Shareholders (collectively the “Other Shareholders” and each an “Other Shareholder”) of such intention without undue delay (unverzüglich) and in writing (“Transfer Notice”). The Transfer Notice must include in particular the following information:
7.1.1name / firm name and statutory seat and address of the Selling Shareholder and the Prospective Acquirer;
7.1.2the number of the Sale Shares;
7.1.3the purchase price or other consideration to be paid by the Prospective Acquirer for the Sale Shares and the due date for such payment or other consideration; and
7.1.4representations, warranties, indemnities and other claims to be given by the Selling Shareholder as well as the remedies available in case of a breach thereof.

7.2If the Selling Shareholder intends to transfer shares in the Company for consideration other than cash, the Selling Shareholder shall, for the purpose of the right of first refusal under Section 8 and the tag-along right pursuant to Section 9, indicate in the Transfer Notice the value of any non-cash consideration in cash according to the consideration's fair market value. In such event, each Other Shareholder is entitled to request that such consideration's fair market value is (save in case of manifest error (offenbare Unbilligkeit) pursuant to section 319 Civil Code) ultimately determined by an independent expert (Schiedsgutachter), provided that such request must be made in writing to the Selling Shareholder within two (2) weeks as of receipt of the Transfer Notice. If such request is made within said time period, the Selling Shareholder and the requesting Other Shareholder(s) shall agree on the person of the independent expert, or, failing such agreement within a further two (2) weeks period, the independent expert is to be determined by the Institut der Wirtschaftsprüfer in Deutschland e.V. in Düsseldorf. The outcome of the expert's opinion (save in case of manifest error (offenbare Unbilligkeit) pursuant to section 319 Civil Code) ultimately determines the consideration's fair market value for the purpose of the right of first refusal under Section 8 and the tag-along right under Section 9. The Selling Shareholder shall forward the expert's opinion to all Other Shareholders to the effect that for all purposes of Sections 8 and 9 below (i) the fair market value as determined by the independent expert replaces the fair market value originally stated by the Selling Shareholder in the Transfer Notice, and (ii) the Transfer Notice is deemed received by the Other Shareholders at the date of receipt of the expert’s opinion, and not at the date the original Transfer Notice has been received. In the event that the expert's opinion shows the consideration's fair market value to deviate by more than 10 % from the value stated by the Selling Shareholder in the Transfer Notice, the Selling Shareholder shall bear the costs of the expert’s opinion, otherwise the requesting Other Shareholder(s) shall bear such cost in equal parts inter se.
8Right of First Refusal
8.1If a Selling Shareholder intends to transfer Sale Shares to a Prospective Acquirer all Other Shareholders have a right of first refusal on a pro rata basis as set forth in the following provisions to acquire the Sale Shares at the terms and conditions set forth in the Transfer Notice.
8.2Within three (3) weeks after receipt of the Transfer Notice, each Other Shareholder shall state in writing to the Selling Shareholder (“Purchase Statement”) the maximum number of shares (separately per each class of shares, of which shares are intended to be sold by the Selling Shareholder, if applicable) such Other Shareholder is willing to acquire (“Acquisition Limit”) in accordance with this Section 8. The Purchase Statement is binding in accordance with Sections 8.3 and 8.4 below.
8.3If the aggregate number of shares (or of shares of any particular class of shares, of which shares are intended to be sold by the Selling Shareholder, if applicable) under all Acquisition Limits falls short of the aggregate number of shares (or of any class of shares, if applicable), which the Selling Shareholder intends to transfer pursuant to the Transfer Notice, the Selling Shareholder shall inform all Other Shareholders accordingly, submitting copies of all Purchase Statements, and the Other Shareholders who have submitted Purchase Statements to the Selling Shareholder have the right to acquire such Sale Shares on a pro rata basis for which no Purchase Statements have been issued by the Other Shareholders within one (1) week after receipt of the statement of the Selling Shareholder according to the principles set forth in Section 8.2. In case such Other Shareholders do not take up such Sale Shares for which no Purchase Statements have been issued no right of first refusal applies at all. Subject to Sections 9 and 21 the Selling Shareholder is entitled to transfer the Sale Shares within three (3) months after the expiry of the one (1) week period set forth in sentence 1 of this Section 8.3 to the Prospective Acquirer, but only in strict compliance with the terms and conditions stated in the Transfer Notice. A notarially certified (notariell beglaubigte) copy of the notarized agreement concluded between the Selling Shareholder and the Prospective Acquirer is to be submitted to each Other Shareholder for review. Section 8.3 sentence 3 and 4 also applies in case no Other Shareholder submits a Purchase Statement.
8.4If the aggregate number of shares (and of each and every class of shares, of which shares are intended to be sold by the Selling Shareholder, if applicable) under all Acquisition Limits equals or exceeds the aggregate number of shares (and of any class of shares, if applicable), which the Selling Shareholder intends to transfer pursuant to the Transfer Notice, the Selling Shareholder shall inform all Other Shareholders accordingly, submitting copies of all Purchase Statements, and those Other Shareholders, who have issued Purchase Statements, are entitled and obliged to acquire from the Selling Shareholder all of the Sale Shares at the terms and conditions set forth in the Transfer Notice as follows: Each Other Shareholder, that has issued a Purchase Statement with regard to shares of a specific class contained in the Sale Shares shall acquire such number of the Sale Shares of that specific class as limited by such Other Shareholder’s Acquisition Limit and up to such Acquisition Limit pro rata in the ratio of the number of shares held by the Other Shareholders who have issued Purchase Statements with regard to shares of that specific class inter se, unless the Other Shareholders who have issued a Purchase Statement agree otherwise. The Other Shareholder who issued its Purchase Statement first (time of receipt of the Purchase Statement by the Selling Shareholder is decisive) shall purchase indivisible fractional amounts. The Selling Shareholder and the Other Shareholders who are entitled and obliged to acquire from the Selling Shareholder the Sale Shares under the preceding sentences shall without undue delay (unverzüglich) and in any event within three (3) weeks after expiry of the time limit for the Purchase Statement under Section 8.2 enter into a notarized share sale and transfer agreement in accordance with the terms and conditions stated in the Transfer Notice, the respective Purchase Statement and the allocation of the Sale Shares pursuant to this Section 8.4.
8.5If the Selling Shareholder intends to transfer Sale Shares for a consideration other than cash, the Other Shareholders have the right to exercise their right of first refusal pursuant to this Section 8 against consideration in cash at least equal to the fair market value of the proposed non-cash consideration as determined pursuant to Section 7.2.
8.6For the avoidance of doubt, (i) no share sale and/or transfer effected for the implementation of the right of first refusal pursuant to this Section 8 triggers the obligations under Section 7 and (ii) no right of first refusal applies to any share sale and/or transfer effected for the implementation of the right of first refusal under this Section 8 and the implementation of the tag-along right under Section 9.
9Tag Along Right
9.1Each Other Shareholder is entitled to request from the Selling Shareholder who is entitled to transfer Sale Shares to the Prospective Acquirer pursuant to Section 8.3 above, that all or a part of its shares regardless of the class of its shares in the Company are sold and/or transferred to the Prospective Acquirer on a pro rata basis at the terms and conditions set forth in the Transfer Notice. The tag-along right is to be exercised by written declaration to the Selling Shareholder within three (3) weeks as of receipt of the Transfer Notice, stating the maximum (and, if desired minimum) number and class of shares in the Company that are being requested to be co-sold to the Prospective Acquirer and may be made jointly with the issuance of a Purchase Statement pursuant to Section 8.2. The Selling Shareholder shall inform the Prospective Acquirer about the fact and to what extent other Shareholders have exercised their tag-along rights.
9.2Without undue delay (unverzüglich) after expiry of the three (3) weeks period as set forth in Section 9.1, the Selling Shareholder is obliged to inform the Other Shareholders who have exercised their tag-along right in writing of the aggregate nominal amount of shares in the Company the Prospective Acquirer is prepared to acquire. If the Prospective Acquirer is not prepared to additionally acquire all the shares in the Company in respect of which a tag-along right pursuant to Section 9.1 has been exercised, then the Other Shareholders who have exercised their tag-along right shall inform the Selling Shareholder within one (1) week after receipt of the notification under the preceding sentence, whether they request to sell their shares in the Company on a pro rata basis according to the nominal amount of shares in the Company held by the Selling Shareholder and such Other Shareholders inter se at the date of receipt of the Transfer Notice or all their shares in the Company pursuant to Section 9.3 below, as the case may be. Such request is binding on the Selling Shareholder; i.e., the Selling Shareholder shall procure that the Sale Shares and the shares in the Company in respect of which a tag-along right has been exercised are sold to the Prospective Acquirer in accordance with this Section 9.2 and the provisions below.
9.3In the event that the Prospective Acquirer would hold directly and/or indirectly 50 % or more of all shares in the Company after acquisition of the Sale Shares and the shares from the Other Shareholders who have exercised their tag-along right under Section 9.2 above (if any), all Other Shareholders enjoy a tag-along right in accordance with the provisions of this Section 9 which may be exercised with respect to all of their shares in the Company, irrespective of the class, and any transfer to the Prospective Acquirer may only be made if the Prospective Acquirer, in the event the respective Other Shareholder who has exercised its tag-along right so demands, takes all shares in the Company held by the respective Other Shareholder. For the purposes of the preceding provisions, shares in the Company already held and/or to be acquired in connection with such acquisition by an Affiliate of the

Prospective Acquirer or a person acting in concert within the meaning of section 2 (5) Takeover Act (Wertpapiererwerbs- und Übernahme Gesetzt WpÜG) with the Prospective Acquirer are deemed to be held by the Prospective Acquirer. Sentence 1 of this Section 9.3 applies mutatis mutandis if the Prospective Acquirer is a competitor of the Company or an Affiliate of a competitor of the Company.
9.4If the Prospective Acquirer rejects to acquire the Sale Shares as well as the shares in respect of which a tag-along right under the preceding provisions has been exercised, either in total in case of Section 9.3 or on a pro rata basis in case of Section 9.1, none of the Sale Shares may be sold and/or transferred to the Prospective Acquirer.
9.5No tag-along right applies with respect to share sales and/or transfers effected for implementation of the right of first refusal under Section 8 or the tag-along right under this Section 9. No share sale and no transfer effected for implementation of the tag-along right under this Section 9 triggers the obligations under Section 7.
10Permitted Transfers
10.1Sections 7, 8 and 9 do not apply to any sale and/or transfer of shares in the Company nor to any transactions described in Section 5.2 by a Shareholder to an Affiliate.
10.2All Shareholders shall exercise their voting rights to consent to any such transfers as set forth in this Section 10 and all Parties shall take all actions and give all declarations which are necessary to validly enact any transaction contemplated under this Section 10.
11Financing, Future Capital Increases, Distribution of Dividends
11.1Neither the Existing Shareholder nor the Investor shall have any obligation to provide additional financing to the Company, unless this Shareholders’ Agreement is expressly stating otherwise.
11.2Any future financial needs of the Company may be financed in the following order (i) from the Company’s cash flow or the reversal of accruals, (ii) by way of bank financing or other debt-financing granted by Third Parties, each on non-recourse basis or (iii) by shareholder loans or capital increase. The Existing Shareholder and the Investor shall resolve upon the financing structure for add-on acquisitions and investments by way of a resolution by the shareholders’ meeting with a majority of at least 75 % of the votes cast. Neither the Existing Shareholder nor the Investor is obliged to participate in the financing of add-on acquisitions and investments.
11.3In the event that, subsequent to the Capital Increase, an equity financing of the Company including an increase of the Company’s registered share capital is implemented (“Future Equity Financing”), each Shareholder shall have the right to subscribe to the newly issued shares on a pro rata basis (i) to such extent as is necessary to preserve its shareholding prior to the Future Equity Financing and (ii) under the same terms and conditions at which the new shares are generally issued.
11.4Subject to their statutory subscription rights pursuant to Section 11.1 and a shareholders’ resolution by the shareholders’ meeting with a majority of at least 75 % of the votes cast, the Investor (i) shall, in good faith, support and agree to a Future Equity Financing, (ii) shall submit any and all declarations and conduct any and all acts necessary or required for the implementation of Future Equity Financing or the accession of further investors, including entering into and/or amending investment agreements and shareholders’ agreements, issuing any instruments and passing any and all resolutions in shareholders’ meetings of the Company that may be reasonable or required for such purpose, and (iii) agree and acknowledge that the terms and conditions of Future Equity Financings, in particular, may include the introduction and issuance of new (classes of) preferred shares, carrying preference rights such as, e.g., senior proceeds preferences, tag along rights, drag along rights, first refusal rights, first offer rights, IPO demand rights, right to establish an advisory board, right to appoint members of an advisory board, right to dilution protection, consent requirements for certain actions and measures, etc., provided, however, that such measures do not result in an obligation to make additional contributions (unless the relevant Party agrees to the additional contribution or to the other obligation), and provided further that any unilateral alteration to the disadvantage of the rights or preferences granted to an individual holder of Shares only (and not of the rights or preferences granted to all holders of Shares equally) shall also require the consent of that respective affected holder of Share.
11.5The Existing Shareholder and the Investor shall discuss in good faith in each annual shareholders’ meeting in which the audited annual financial statements are to be adopted if and to what extent the annual profits of the Company, if any, shall be distributed to the Existing Shareholder and the Investor.

In the first three years after signing of this agreement there shall be no dividend distribution. Following the period of three years after signing of this agreement, of the profits of the Company, unless otherwise agreed, at least an amount equal to 50% of the annual profits generated in a given financial year without taking into account the results of preceeding financial years (in German: 50% des Jahresüberschusses aus dem letzten zurückliegenden Geschäftsjahr vor Berücksichtigung von Ergebnissen aus den Vorjahren) shall be subject to distribution, provided that (i) no borrowings shall be made by the Company to generate cash needed for any distributions (taking into due consideration the most recent business plan); and that (ii) the company shall retain a sufficient amount of cash for capital expenditure pursuant to the approved annual budget of the Company for the following financial year, provided however, that unless otherwise agreed for purposes of determining the distributable dividends only, such capital expenditure shall not exceed 50% of the annual profits in the preceding financial year. Any deviating distribution of dividends shall require a resolution by the shareholders’ meeting with a majority of at least 75 % of the votes cast.
12Dilution Protection
12.1In the event that at any time after the Signing Date new shares in the Company are issued from an increase of the Company’s share capital (other than from retained earnings (Gesellschaftsmitteln)) at a price per share in the nominal amount of EUR 1.00 (including contributions to the Company’s capital reserves pursuant to section 272 (2) Commercial Code and/or the assignment of any claims to the Company that may be agreed in that context) which is less than the Preferred Share Price as adjusted from time to time in accordance with Section 12.5 and/or Section 24 (“Lower Price”) (such share issue at the Lower Price: a “Down Round”), the Shareholders shall upon request of the Investor resolve, concurrently with or without undue delay (unverzüglich) after the resolution on the capital increase for the Down Round, a capital increase against cash contributions (Barkapitalerhöhung) to protect the Investor against dilution pursuant to the following provisions (“Anti-Dilution Capital Increase”).
12.2Under the Anti-Dilution Capital Increase new Preferred Shares (“Dilution Protection Shares”) have to be issued at an issue price (Ausgabebetrag) per Dilution Protection Share equal to its nominal value without premium. Only the Investor is admitted to subscribe for the Dilution Protection Shares. All other Shareholders shall waive any subscription rights (Bezugsrechte) in connection with the Anti-Dilution Capital Increase. The Dilution Protection Shares are entitled to participate in the profits of the Company with effect as of the beginning of the business year in which the Anti-Dilution Capital Increase is registered with the commercial register. For the avoidance of doubt, the Investor is not obliged to subscribe for any Dilution Protection Shares from the Anti-Dilution Capital Increase.
12.3The total number “N” of Dilution Protection Shares to be offered to the Investor under the Anti-Dilution Capital Increase has to be calculated as follows:
and
with
I = Sum of (i) all investments into the Company made by the Investor with respect to its Preferred Shares prior to the Down Round, (ii) all investments into the Company made by all investors participating in the Down Round.
S = Sum of (i) all Preferred Shares subscribed to by all Holders of Preferred Shares, (ii) all Shares issued in the Down Round subscribed to by all investors participating in the Down Round.
Ii = Investment made by Investor with respect to the Preferred Shares held by it prior to the Down Round.
Si = Number of Preferred Shares held by the Investor prior to the Down Round.

The number of Dilution Protection Shares so calculated is in each case to be rounded (by applying general mathematical principles) to the next closest multiple of the amount of EUR 1.00 pursuant to section 5 (2), sentence 1 Limited Liability Companies Act.
12.4The Investor is not protected against any dilution resulting from this Section 12:
12.4.1if shares in the Company are issued to employees, managing directors, advisors or other supporters of the Company under a respective incentive plan; or
12.4.2if shares are issued in connection with internal financing rounds by and between the Shareholders; or
12.4.3with respect to shares issued as Dilution Protection Shares under an Anti-Dilution Capital Increase.
12.5In the event of the implementation of an Anti-Dilution Capital Increase for the purpose of dilution protection under this Section 12, the Preferred Share Price as applicable from time to time is for purposes of this Section 12 automatically adjusted with effect for the time after implementation of the Anti-Dilution Capital Increase to equal the relevant weighted average share price (P) applied for the purpose of calculating the volume of the Anti-Dilution Capital Increase pursuant to Section 12.3.
Any shares issued in the Down Round at the Lower Price may in no event be equipped with rights, preferences or privileges senior to Preferred Shares.
13Investor Put Option
13.1The Existing Shareholder hereby irrevocably offers to the Investor to purchase and acquire, subject to the terms and conditions in Section 13.3, all or, at the discretion of each Put Option Holder, a portion of the shares held by the Investor at an aggregate purchase price of EUR 1.00 (in words: Euro one), immediately upon acceptance of such offer by the Investor (“Put Option”).
13.2The Investor may accept the Put Option by notarizing in front of a notary an exercise notice, indicating (i) the number of shares that are sold and transferred pursuant to the Put Option and their respective consecutive numbers, and (ii) the relevant purchaser (“Put Exercise Notice”). The Existing Shareholder hereby waives the right to receive any declaration of acceptance pursuant to section 151 sentence 1 Civil Code (Verzicht auf den Zugang der Annahmeerklärung) made by the Investor. Subject to the condition precedent (aufschiebende Bedingung) that the Put Exercise Notice is duly notarized by a notary, the Investor exercising its Put Option hereby accepts the sale and assignment of shares that are sold and transferred pursuant to the Put Option (as indicated in the Put Exercise Notice) to the Existing Shareholder.
13.3With respect to any shares sold pursuant to the Put Option, the respective Put Option Holder makes no representations and warranties, except as the common title guarantees as described in Section 8 of the Investment Agreement, neither expressly nor implied, of any nature vis-à-vis the Existing Shareholder. The Existing Shareholder hereby already waives any claims under statutory representations and warranties (gesetzliche Gewährleistungsrechte) (section 434 et seq. Civil Code) with respect to any shares sold pursuant to the Put Option, irrespective of whether any defects (Mängel) exist. Any claims related to statutory, contractual or pre-contractual obligations (including section 280 through 284, 311, 311 a, 323 et seq. Civil Code), frustration of contract (Störung der Geschäftsgrundlage) (section 313 Civil Code), unjustified enrichment (ungerechtfertigte Bereicherung) (section 812 et seq. Civil Code) or tort (Deliktsrecht) (section 823 et seq. Civil Code) with respect to the shares sold pursuant to the Put Option are, to the extent legally permissible, hereby excluded. Furthermore, the Existing Shareholder has no right whatsoever to rescind, reverse, cancel or otherwise terminate the sale of shares pursuant to the Put Option or exercise any right or remedy which would have a similar effect.
14Corporate Bodies
14.1The Company shall have the following corporate bodies:
a)the management board (the “Management Board”);
b)the advisory board (the “Advisory Board”);
c)the shareholders’ meeting.
14.2The Parties shall instruct the managing directors (Geschäftsführer) of the Company to comply with the Articles of Association and the Rules of Procedure for the Management Board.

15Management Board
15.1The Management Board of the Company shall consists of three members (the “Managing Directors”). If the Existing Shareholder and the Investor mutually agree, only one Managing Director will be appointed.
15.2Subject to Sections 15.3 and 15.4 below, the Managing Directors shall be appointed and removed by a resolution by the shareholders’ meeting with a majority of at least 75 % of the votes cast.
15.3The investor is entitled to nominate one (1) Managing Director and the Existing Shareholder is entitled to nominate two (2) Managing Directors including the CEO of the Company (each the “Appointed Managing Director” and the nominating Party the “Nominating Party”) in their sole discretion and to request removal of such Appointed Managing Director in their sole discretion.
All candidates nominated by the Existing Shareholder and/or the Investor for the position of an Appointed Managing Director will be presented to and interviewed by both Parties.
In case the Investor and the Existing Shareholder do not jointly appoint a candidate within a shareholders‘ meeting within six (6) weeks after the profile of a candidate has been submitted to the other Party by the Nominating Party who is nominating such candidate, the Nominating Party may call and invite for a shareholders‘ assembly of the Company in accordance with Section 6 of the Articles of Association and may request the other Party to exercise its voting rights in such shareholders‘ assembly in favour of the candidate nominated by the Nominating Party for the position of an Appointed Managing Director and consequently each Party shall exercise its voting rights in the shareholders‘ meeting so that the candidate nominated by the Nominating Party for the position of an Appointed Managing Director is appointed as Managing Director, unless the nomination made by a Nominating Party is unacceptable (unzumutbar) for the other Party for reasons inherent to the person of the nominee.
If either the Investor or the Existing Shareholder rejects the nomination by the other Party of a Managing Director as being unacceptable, both Parties shall discuss the nomination in good faith and take into adequate consideration the reasoning brought forward by the other Party against such nominee. Reasons inherent to the person of the nominee shall be reputational issues which could reasonably negatively affect the relationship with customers, suppliers, or otherwise have a negative effect on the Business of the Company, e.g. threatening, past or current personal bankruptcy, criminal indictments or indictments of tax evasion. If either the Investor or the Existing Shareholder rejects the nomination by the other Party, the other Party shall have the right to nominate another candidate who shall then be appointed as Managing Director in accordance with this Section 15.3.
15.4Sections 15.2 and 15.3 shall apply accordingly in case an Appointed Managing Director resigns or is requested to be removed from office by the Nominating Party nominating such Appointed Managing Director in accordance with Section 15.3, it being understood that neither a review or agreement nor an observation of any time period is required for the removal from office of an Appointed Managing Director.
15.5Currently the managing directors of the Company as well as of Prettl Electronics Automotive North America, Inc. are Carsten Ellermeier and Miroslav Dziuba. The Parties agree that Carsten Ellermeier and Miroslav Dziuba will be removed as managing directors of the Company as well as of Prettl Electronics Automotive North America, Inc. and new managing directors will be installed. As new managing director of Prettl Electronics Automotive North America, Inc., Mr. Christian Priess has been appointed recently.
16Advisory Board
16.1The Company shall have an Advisory Board consisting of three (3) members.
16.2Each Party is entitled to nominate one member of the Advisory Board. The third member of the Advisory Board will be jointly nominated by the Existing Shareholder and the Investor. If the Existing Shareholder and the Investor cannot agree on the third member of the Advisory Board, the already nominated members of the Advisory Board will jointly nominate the third member.
16.3The Advisory Board shall only have advising function and the function described in Section 18.

17Agreements with Prettl-Group Entities
At least at the beginning, the Company needs the services provided by certain Prettl – Affiliates as listed in Annex 17. Therefore, the termination of an Intercompany Agreement listed in Annex 17 by the Company and/or the Prettl – Affiliate being the contractual party of the respective agreement requires a resolution by the shareholders’ meeting with a majority of at least 75 % of the votes cast.
18Deadlock
18.1If there is a Deadlock in respect of any of the matters, listed in Section 3.1 lit. a), k) to o) and lit q) to u) including such measures at controlled entities of the Company, each Party shall be entitled to send a conciliation notice (the “Conciliation Notice”) to the other Party requiring the Parties to negotiate in good faith to attempt to amicably resolve the Deadlock. If the Deadlock is not resolved within thirty (30) Business Days of the receipt of the Conciliation Notice, then such Deadlock shall jointly be referred to the respective chairman of the Parties who shall within thirty (30) Business Days, take necessary steps on the best efforts to amicably resolve the Deadlock in a commercially reasonable manner.
18.2If the Deadlock is not resolved in accordance with the provisions of Section 18.1, the Parties are obliged to refer such matter, on which the Deadlock has occurred to the Advisory Board within ten (10) Business Days from expiry of the time period specified in Section 18.1.
The Advisory Board shall try to resolve the matter amicably by unanimous decision, however, the Advisory Board is authorised to decide on such matter by final and binding majority resolution. The Advisory Board shall, in respect of the matter present a decision as soon as practicable immediately after its notification but no later than twenty-one (21) Business Days from the date of its notification (the “Advisory Board Mediation Period”).
18.3If a dispute is resolved under section 18.1 or 18.2, the Parties shall jointly sign a respective declaration and shall exercise all voting rights and other powers of control available to them to procure that such resolution is fully and promptly carried into effect.
18.4If the Advisory Board has not provided its decision within the Advisory Board Mediation Period, such Deadlock shall be dropped and the Parties shall continue to carry on the Business in the usual way.
19Use of Name “PRETTL”
19.1The Parties agree that the Products which the Company will develop, produce and distribute, will, at least in the TERRITORY not be distributed and sold under a trade name, mark, brand or logo that consists of or contains the word “PRETTL” or “Prettl”.
19.2The Parties agree that within a period of six months as of the date of this Agreement the name of Prettl Electronics Automotive North America, Inc. will be changed and the new name will not contain the word “PRETTL” or “Prettl”. The Existing Shareholder is also entitled to demand that the name of the Company will be changed accordingly.

III.General Provisions
20Effective Date, Term, Extent of Application
20.1This Shareholders’ Agreement becomes effective on the Signing Date, irrespective of whether all shareholders of the Company have become a party hereto.
20.2Each Party hereto may terminate this Shareholders’ Agreement in writing with twelve (12) months’ notice to the end of a calendar year, but in no event with effect to a date prior to 31 December 2031. The right to terminate this Shareholders’ Agreement for good cause (aus wichtigem Grund) remains unaffected. If a Party intends to terminate this Shareholders’ Agreement for good cause (aus wichtigem Grund), such Party shall notify the Company in writing thereof, which shall forward a copy of such notice to the other Parties. If a Party ceases to be a party to this Shareholders’ Agreement as a result of a termination or for any other reason this does not impair the effectiveness of this Shareholders’ Agreement, which continues to be in force and effect among the other Parties; this also applies in the event of death, insolvency or liquidation of any of the Parties. The termination rights of the Parties pursuant to Section 723 para. 1 BGB shall be excluded.
20.3Each Party is entitled to terminate the Shareholders’ Agreement for cause, in particular if
a)any material act or omission by the other Party, or its respective Affiliates, agents or employees occurs, constituting intentional misrepresentation, fraud, wilful misconduct, bribery, theft of embezzlement with respect to the Company and such default has not been cured to the satisfaction of the non defaulting Party within sixty (60) days of the receipt of written notice of such act or omission from the other party; or
b)the other Party is in breach of a material obligation under this Shareholders’ Agreement and/or the Investment Agreement and/or the Articles of Association of the Company and does not sustainably cease the breach of the material obligation within sixty (60) days following a written formal notice of default (Abmahnung) which specifies the breach and refers to the termination right; or
c)(preliminary) insolvency proceedings having been opened over the assets of the other Party or in case the opening of insolvency proceedings has been rejected due to lack of assets (Ablehnung der Insolvenzeröffnung mangels Masse).
20.4A termination for cause must be declared in writing to the other Party (i) in case of Sections 20.3(a) and 20.3(b) within three (3) weeks after the relevant cure period pursuant to Sections 20.3(a) and 20.3(b) has elapsed and (ii) in case of Section 20.3(c) or in all other cases within three (3) weeks after the Party entitled to terminate the Shareholders’ Agreement has learned of the facts relevant for the termination. The Parties shall have no right to assert reasons for the termination of which they have been aware at the time of the termination for cause (Nachschieben von Kündigungsgründen). If the other Party does not receive the termination in due time, the reasons for the termination on which such a termination is based on, shall be exhausted and a subsequent termination for cause cannot be based on such reasons. The other Party shall have the right to object to the termination within three (3) weeks as of receipt of the termination. If the other Party does not object to the termination declared in accordance with this Section 20.4, such termination shall be deemed valid. It the other Party objects the termination in writing within the 3-week-period stating reasons for the non-existence of the reasons for the termination for cause, the Parties shall without undue delay upon receipt of the objection by the terminating Party use their best efforts to come to an agreement on the validity of the termination for cause. Regardless of the existence of a valid objection, the time limits for a termination for cause set forth in Section 20.4 shall apply as of the expiry of the 3-week-period.
20.5This Shareholders’ Agreement applies to any and all shares in the Company held by any of the Parties from time to time, irrespective of whether third parties participate in such shares by way of trusts, sub-participations, or other ways of beneficial interest or similar legal relations and irrespective of whether at all times all of the shareholders of the Company have become a Party hereto. The shares in the Company remain in the particular ownership of the respective Shareholder. No joint ownership (Eigentum zur gesamten Hand) or co-ownership (Miteigentum) is established by this Shareholders’ Agreement. If a Shareholder disposes of all of its shares in the Company or in case all shares of a Shareholder in the Company are redeemed, such Shareholder ceases to be a party to this Shareholders’ Agreement with effect as of the point in time such disposal or redemption becomes effective; any obligations accrued prior to the point in time such disposal or redemption becomes effective (in particular any obligations under Section 15 (Confidentiality) of the Investment Agreement) remain unaffected.
20.6The costs of the notarization of this Shareholders’ Agreement shall be borne by the Investor. All other costs and expenses in connection with the preparation, conclusion and performance of this Shareholders’ Agreement, including any professional fees, costs and expenses of its advisors, shall be borne by the Party commissioning such costs.
21Termination of the Shareholders’ Agreement
21.1This Shareholders’ Agreement terminates
a)In case of a valid termination pursuant to Section 20.1 to 20.4;
b)In case a Party ceases to be a shareholder of the Company as a result of a transfer or a redemption of shares, except when a third party assumes all rights and obligations under this Shareholders’ Agreement pursuant to Section 22.
21.2Sections 15 through 18 and 21 through 23 of the Investment Agreement (Confidentiality, Press Release, Form of Notices, Delivery Addresses and Authorized Recipients, Entire Agreement, Form of Amendments, Invalid Provisions, Unintended Gaps (Salvatorische Klausel), Interpretation, German Terms, Governing Law and Jurisdiction) and this Section 21.2 shall continue to apply after termination of this Shareholders’ Agreement.
22Accession to this Shareholders’ Agreement
22.1Except in case of a transfer of all shares in the Company, shares in the Company must not be transferred by way of individual succession (Einzelrechtsnachfolge) and respective approval required under this Shareholders’ Agreement or the Articles of Association may not be granted, unless the acquirer accedes, or has otherwise become a party, to this Shareholders’ Agreement beforehand or simultaneously with the acquisition of the shares in the Company. As a consequence of such accession, the acquirer fully assumes the legal position of the transferor in respect of the shares acquired from the transferor, except for rights and obligations specifically granted to a specifically named Shareholder (individually or jointly with others) stay with such Shareholder as long as such Shareholder holds shares in the Company, and pass to an acquirer of such Shareholder’s shares only in case such Shareholder expressly agrees so with the acquirer or transfers all of its shares to such acquirer. Sentence 1 of this Section 22.1 applies mutatis mutandis to any issuance of new shares in the Company.
22.2The Parties hereby expressly and irrevocably offer third parties, who hold, acquire or subscribe for shares in the Company to accede to this Shareholders’ Agreement (as amended from time to time) and each of them individually, except for the Company, waive the receipt of the acceptance declaration pursuant to section 151 Civil Code. Furthermore, the Parties authorize each other individually to direct such offer to the aforementioned third parties. The Parties agree that such third parties may accept the offer of accession to this Shareholders’ Agreement (as amended from time to time) by way of a notarized accession declaration, stating the Party, that has directed the offer of accession to such third party, as well as the Party, from which shares have been or are being acquired (except in case shares are subscribed for within a capital increase of the Company). The accession becomes effective upon receipt of an execution copy (Ausfertigung) of the notarized accession declaration by the Company, provided that such accession declaration does not contain any amendment or alteration to this Shareholders’ Agreement (as amended from time to time) and is unconditional except for its becoming effective upon such third party's acquisition of shares in the Company. The Company shall inform all other Parties in writing upon an accession to this Shareholders’ Agreement without undue delay (unverzüglich).
23Articles of Association
The rights and obligation of the Parties relating to the Company and their participation therein as shareholders are governed by mandatory law, this Shareholders’ Agreement and the Articles of Association of the Company as amended from time to time. Except as expressly provided otherwise in this Shareholders’ Agreement, any provisions in this Shareholders’ Agreement, to the extent legally permissible and among the Parties hereto, prevail over the provisions of Articles of Association in case they conflict.The Parties shall exercise their voting and other rights and powers available to them to give effect to the provisions of this Shareholders’ Agreement and, if necessary, ensure that any amendment is made to the Articles of Association in order to reflect the provisions of this Shareholders’ Agreement.

24Adjustments of Preferred Share Prices
In the event of (i) an increase of the Company's share capital from retained earnings (Kapitalerhöhung aus Gesellschaftsmitteln) by issuance of new shares, (ii) a decrease of the Company's share capital (Kapitalherabsetzung) and number of shares without repayment to the Company’s shareholders, (iii) a stock split or consolidation of shares, or (iv) any structural measure with a similar effect, the Preferred Share Price (as applicable from time to time) is adjusted accordingly for all purposes of this Shareholders’ Agreement.
25Final Provisions
With respect to this Shareholders’ Agreement, Sections 14 through 18 and 21 through 23 of the Investment Agreement (Assignments, Set-off and Retention, No Joint Entitlement, No Joint Liability, Confidentiality, Press Release, Form of Notices, Delivery Addresses and Authorized Recipients, Entire Agreement, Form of Amendments, Invalid Provisions, Unintended Gaps (Salvatorische Klausel), Interpretation, German Terms, Governing Law and Jurisdiction) shall apply mutatis mutandis.
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